Exhibit 99.1

908 Devices Reports Third Quarter 2023 Financial Results and Narrows 2023 Revenue Outlook

BOSTON – November 7, 2023 – 908 Devices Inc. (Nasdaq: MASS), a pioneer of purpose-built handheld and desktop devices for chemical and biochemical analysis, today reported financial results for the quarter ended September 30, 2023.

"We are pleased with the step-up in our revenues from the second quarter and the positive growth trend over the past nine months, despite the challenging environment in the life sciences instrumentation and bioprocessing markets," said Kevin J. Knopp, CEO and Co-founder. "Handheld revenue grew 19% year to date and we expect that to further accelerate in the fourth quarter. This underscores the value our handheld devices bring to our customers, aiding them in enhancing public safety during the ongoing crises of counterfeit drugs and opioids. Our expanding range of products and diverse markets are key strengths for 908 Devices, positioning us for success over the near and long term."

Third Quarter 2023 Financial Highlights

•	Revenue of $35.9 million for the first nine months of 2023, increasing 2% compared to first nine months of 2022

•	Revenue of $14.3 million for the third quarter 2023, decreasing 9% compared to the third quarter 2022

o	Handheld revenue was $11.7 million

o	Desktop revenue was $2.5 million

o	Recurring revenue was $3.6 million

•	Ended the third quarter 2023 with $148 million in cash, cash equivalents and marketable securities with no debt outstanding, decreasing $5 million compared to prior quarter end

Recent Operating Highlights

•	Launched MAVERICK in September for real-time in-line monitoring of multiple bioprocess parameters

•	Entered initial production phase of US Department of Defense Aerosol and Vapor Chemical Agent Detector program to produce 122 initial systems, with partner Smiths Detection

•	Received $10.4 million in orders from the United States Air Force for MX908 devices, Aero accessories, and support and recognized $4.2 million in the third quarter 2023

•	Announced a collaboration with Terumo Blood and Cell Technologies for integrating our MAVEN on-line analyzer with Terumo BCT’s Quantum Flex cell therapy expansion platform

Third Quarter 2023 Financial Results

Revenue was $14.3 million for the three months ended September 30, 2023, a 9% decrease over the prior year period. This was primarily driven by a decline in desktop devices and handheld recurring revenue. The installed base grew to 2,714 devices with 124 devices placed during the third quarter 2023.

Recurring revenue represented 25% of total revenues in the quarter. Recurring revenue declined $0.9 million to $3.6 million over the prior year period. This was driven by a decline in handheld accessory and consumable revenue, offset in part by growth in service revenue.

Gross profit was $7.9 million for the third quarter of 2023, compared to $9.3 million for the corresponding prior year period. Gross margin was 55% as compared to 59% for the corresponding prior year period. The decline in gross margin was largely due to the decrease in revenues as well as higher service costs with training obligations, charges for excess and obsolete inventory, and the higher non-cash charges for intangible amortization and stock-based compensation during the third quarter of 2023.

Operating expenses were $17.0 million for the third quarter of 2023, compared to $16.5 million for the corresponding prior year period. This increase was driven by stock-based compensation and an increase in acquisition related costs for intangible amortization and valuation of contingent milestones, offset in part by a reduction in general operating costs.

Net loss was $7.1 million for the third quarter of 2023, compared to $6.3 million for the corresponding prior year period. Net loss per share was $0.22 for the third quarter of 2023, compared to a net loss per share of $0.20 for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $148 million as of September 30, 2023.

2023 Guidance

908 Devices now expects full year 2023 revenue to be in the range of $49 million to $51 million, representing 4% to 9% growth over full year 2022, which compares to its previous expectations of $49 million to $52 million.

Webcast Information

908 Devices will host a conference call to discuss the third quarter 2023 financial results before market open on Tuesday, November 7, 2023 at 5:30 am Pacific Time / 8:30 am Eastern Time. A webcast of the conference call can be accessed at https://ir.908devices.com/news-events/events. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical and biochemical analysis with its simple handheld and desktop devices, addressing critical-to-life applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers to directly address some of the most critical problems in life sciences research, bioprocessing, pharma / biopharma, forensics and adjacent markets. The Company is headquartered in the heart of Boston, where it designs and manufactures innovative products that bring together the power of mass spectrometry, microfluidic sampling and separations, software automation, and machine learning.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Investor Contact:

Carrie Mendivil

IR@908devices.com

Media Contact:

Barbara Russo

brusso@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Product revenue	$12,161	$13,541	$28,778	$29,169
Service revenue	2,136	1,896	6,730	4,905
Contract revenue	—	360	370	1,135
Total revenue	14,297	15,797	35,878	35,209
Cost of revenue:
Product cost of revenue	4,651	5,234	13,237	11,509
Service cost of revenue	1,777	1,132	4,495	3,259
Contract cost of revenue	—	93	99	340
Total cost of revenue	6,428	6,459	17,831	15,108
Gross profit	7,869	9,338	18,047	20,101
Operating expenses:
Research and development	5,537	4,666	16,460	12,864
Selling, general and administrative	11,421	11,826	34,632	32,281
Total operating expenses	16,958	16,492	51,092	45,145
Loss from operations	(9,089)	(7,154)	(33,045)	(25,044)

Other income, net	1,909	895	3,866	1,272
Loss from operations before income taxes	(7,180)	(6,259)	(29,179)	(23,772)
Benefit from income taxes	87	—	209	—
Net loss	$(7,093)	$(6,259)	$(28,970)	$(23,772)

Net loss per share attributable to common stockholders	$(0.22)	$(0.20)	$(0.90)	$(0.76)
Weighted average common shares outstanding	32,345,925	31,606,484	32,171,685	31,441,611

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash, cash equivalents and marketable securities	$147,897	$188,422
Accounts receivable, net	12,885	10,033
Inventory	15,926	12,513
Prepaid expenses and other current assets	3,119	4,658
Total current assets	179,827	215,626
Operating lease, right-of-use assets	6,677	3,956
Property and equipment, net	2,854	3,083
Goodwill	9,928	10,050
Intangible, net	7,742	8,488
Other long-term assets	1,447	1,384
Total assets	$208,475	$242,587
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$9,848	$10,244
Deferred revenue	10,521	7,514
Operating lease liabilities	1,953	1,468
Total current liabilities	22,322	19,226
Long-term debt, net of discount and current portion	—	15,000
Deferred revenue, net of current portion	4,447	3,040
Other long-term liabilities	11,777	14,722
Total liabilities	38,546	51,988
Total stockholders' equity	169,929	190,599
Total liabilities and stockholders' equity	$208,475	$242,587